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PRESS RELEASE                                        January 25, 2002


                                                     For confirmation call:
ACMAT Corporation                                    Henry W. Nozko, Jr.,
233 Main Street                                      Chairman, President and
New Britain, CT  06050                               Chief Executive Officer
                                                     (860) 229-9000

                  ACMAT CORPORATION ANNOUNCES ONE-TIME BENEFIT

ACMAT Corporation announced today that in connection with the passing of Henry
W. Nozko, Sr., the Founder, Chairman, President and Chief Executive Officer, the Company incurred certain obligations to his estate and spouse that are payable only from the proceeds of several key-man life insurance policies held by the Company. ACMAT Corporation is the beneficiary of approximately $8,900,000 from these life insurance policies.

After payment of such obligations, the Company expects that earnings for the quarter ending March 31, 2002 will reflect a one-time, net after-tax benefit of approximately $3,100,000 attributable to the portion of such insurance proceeds which the Company will retain. Basic and diluted earnings per share will increase by approximately $1.25 per share during the quarter ending March 31, 2002.

ACMAT Corporation designs, furnishes and installs interiors in commercial, industrial and institutional buildings and performs asbestos removal. The Company's Insurance Group, which includes ACSTAR Insurance Company and United Coastal Insurance Company, provides surety bonding, specialty general, pollution, asbestos, products and professional liability insurance, nationwide, to specialty trade contractors, property owners, storage and treatment facilities, manufacturers and allied professionals.